The BlackRock Pennsylvania Strategic Municipal Trust  (the “Registrant”)

77Q1(a):

Copies of material amendments to Registrant’s charter or by-laws

Attached please find as exhibits under Sub-Item 77Q1(a) of Form N-SAR, copies of (i) the Amendment to the Statement of Preferences of the Fund’s Series W-7 Variable Rate Demand Preferred Shares, dated April 23, 2013, and (ii) the Amendment to Notice of Special Rate Period for the Variable Rate Demand Preferred Shares, dated April 23, 2013 (the "Amendment to the Notice"), and filed with the Registrant's books and records.